    As filed with the Securities and Exchange Commission on  September 17, 1997
                                                             ------------------
                                                     Registration No. 333-33673
                                                                          -----

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                          -----------------------------
                               AMENDMENT NO. 2 TO
                                    FORM S-3
             Registration Statement Under The Securities Act of 1933
            --------------------------------------------------------

                           CONSOLIDATED PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

             INDIANA                                           37-0684070
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                          Identification No.)

      500 CENTURY BUILDING                   MARY HALL MUELLER, VICE PRESIDENT
  36 SOUTH PENNSYLVANIA STREET                      AND GENERAL COUNSEL
  INDIANAPOLIS, INDIANA  46204                  CONSOLIDATED PRODUCTS, INC.
         (317) 633-4100                            500 CENTURY BUILDING
(Address, including zip code and telephone     36 SOUTH PENNSYLVANIA STREET
number, including area code, of registrant's   INDIANAPOLIS, INDIANA  46204
  principal executive offices)                        (317) 633-4100
                                            (Name, address, including zip code,
                                            and telephone number, including
                                            area code of agent for service)

                                   Copies to:

                                 Berkley W. Duck
                            Ice Miller Donadio & Ryan
                         One American Square, Box 82001
                        Indianapolis, Indiana 46282-0002

     Approximate date of commencement of proposed sale of the securities to the public:
                   As determined by the selling shareholders

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or reinvestment plans, check the following box. / /

                         CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------
  Title of Each                           Proposed           Proposed
    Class Of              Amount           Maximum            Maximum               Amount Of
Securities To Be           To Be           Offering          Aggregate            Registration
   Registered           Registered      Price Per Unit(1)   Offering Price (1)        Fee
-----------------------------------------------------------------------------------------------
  Common Stock         45,097 Shares       $17.2188            $776,516               $235.28
 $.50 stated value
-----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sale price of the Company's stock on August 8, 1997.

                              CROSS REFERENCE SHEET

                  Between Items in Form S-3 and the Prospectus
                     Pursuant to Regulation S-K, Item 501(b)


Item No.                                                Prospectus Caption
--------                                                ------------------

1.  Forepart of the Registration Statement and Outside
    Front Cover Page of Prospectus......................    Cover Page

2.  Inside Front and Outside Back Cover Pages of
    Prospectus...........................................   Not Applicable

3.  Summary Information, Risk Factors and Ratio of
    Earnings to Fixed Charges............................   The Company

4.  Use of Proceeds......................................   Use of Proceeds

5.  Determination of Offering Price......................   Not Applicable

6.  Dilution.............................................   Not Applicable

7.  Selling Security Holders.............................   Selling Shareholders

8.  Plan of Distribution.................................   Plan of Distribution

9.  Description of Securities to be Registered...........   Not Applicable

10. Interests of Named Experts and Counsel..............    Legal Matters

11. Material Changes....................................    Not Applicable

12  Incorporation of Certain Information by Reference..     Documents
                                                            Incorporated
                                                            by Reference

13. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities.....     Not Applicable

                                   PROSPECTUS

                          45,097 SHARES OF COMMON STOCK

                           CONSOLIDATED PRODUCTS, INC.


    This Prospectus relates to the public offering by one or more of the current directors of Consolidated Products, Inc., an Indiana corporation (the "Company"), including Alva T. Bonda, Neal Gilliatt, Charles E. Lanham, J. Fred Risk, James Williamson, Jr., and a former director of the Company's subsidiary corporation, Steak n Shake, Inc., Robert P. Cronin (hereinafter collectively referred to as the "Directors") of up to an aggregate of 45,097 Shares of Common Stock (the "Shares") of Consolidated Products, Inc., an Indiana corporation (the "Company"). The Shares have been issued to the Directors pursuant to the exercise of options granted under the Company's 1991 Nonemployee Director Stock Option Plan (the "Plan"). None of the proceeds from the sale of the Shares will be received by the Company. The Common Stock of the Company is traded on the New York Stock Exchange under the symbol "COP".

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Any Shares may be sold by the Directors from time to time in transactions effected by or through brokers at prevailing market prices. On August 8, 1997, the last sale price of the Common Stock as reported on the New York Stock Exchange was $17.375 per share.

    The expenses incident to the preparation and filing of the registration statement of which this Prospectus is a part have been paid by the Company. All other expenses associated with the offer and sale of the Shares, including brokers' fees, selling commissions and placement fees, if any, will be paid by the individual Directors. As of the date of this Prospectus, none of the Directors has any agreement with any broker or dealer with respect to the sale of the Shares.


This date of this Prospectus is August 14, 1997.

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511; and 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information filed on or after November 19, 1996, may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York. The SEC also maintains a Web site that contains certain reports, proxy and information statements and other information regarding issuers that file electronically. The address of such site is (http://www.sec.gov).

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Shares offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Shares offered by this Prospectus, reference is made to the Registration Statement, including all amendments thereto and the schedules and exhibits filed as part thereof.

                       DOCUMENTS INCORPORATED BY REFERENCE

    The following documents are incorporated by reference in the registration statement:

     (a) the registrant's latest annual report on Form 10-K, filed with the Commission on December 24, 1996.

     (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; including the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 18, 1996, April 9, 1997 and July 2, 1997 filed with the Commission on January 31, 1997, May 15, 1997 and August 15, 1997, respectively,

     (c) the Registrant's definitive Proxy Statement dated December 24, 1996 related to the 1997 Annual Meeting of Shareholders,

     (d) the Registrant's Form 8-A dated October 28, 1996 related to the listing of the Common Stock on the New York Stock Exchange, and

     (e) the description of the registrant's Common Stock contained in the registrant's registration statement filed under Section 12 of the Securities Act of 1933, on May 21, 1997, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in the information that this Prospectus incorporates). Requests for such copies should be directed to Mary
H. Mueller, Associate Secretary, Consolidated Products, Inc., 500 Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204; telephone number (317) 633-4100.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT ONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SHARES MADE HEREIN SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION OF THE COMPANY SINCE THE DATE HEREOF.

                                   THE COMPANY

     The Company is engaged in operating 245 Steak n Shake -Registered Trademark- restaurants, including 53 franchised units, primarily in the Midwest and Southeast, serving the mid-scale, casual dining segment of the restaurant industry. The Company also operates 11 theme restaurants located in Indiana and Illinois, primarily under the concept name Colorado Steakhouse. -TM- The principal executive offices of the Company are located at 500 Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204. The Company's telephone numbers is (317) 633-4100.


                                 USE OF PROCEEDS

     The Shares of the Company being offered hereby were issued by the Company to the Directors pursuant to their exercise of stock options granted under the Plan. The Plan was approved by shareholders at the Annual Meeting of Shareholders held February 18, 1992. The Shares issued to the Directors pursuant to the Plan had an exercise price of $3.03 per share. The Company will receive none of the proceeds from the sale of the Shares being offered. All proceeds from the sales will be paid to the individual Directors.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the Directors as of the effective date of this Prospectus. All of the individuals listed below are currently Directors of the Company except for Robert P. Cronin, who resigned as a director of the Company's subsidiary, Steak n Shake, Inc. on January 7, 1997. Since the Directors may sell all or some of the Shares, or other shares held by them, no accurate estimate can be made of the aggregate amount of the Shares which will be owned by each Director upon completion of the offering to which this Prospectus relates.


                                                                     Percentage Owned
                                Common            Common Shares      After Sale Of All
                                Shares              Registered       Shares Registered
    Name                        Owned               Hereunder           Hereunder
 ---------                      ------            -------------      ------------------
Alva T. Bonda                 1,739,564  (1)(2)        8,053           10.5%
Neal Gilliatt                    25,517  (3)           8,053              *
Charles E. Lanham               275,753  (4)           8,053            1.7%
J. Fred Risk                     99,355  (5)           8,053            *
James Williamson, Jr.         1,638,963  (1)(6)        8,053            9.9%
Robert P. Cronin                    N/A                4,832
                            -----------             --------         ------
                              2,360,046  (1)(7)       45,097           14.2%
                            -----------             --------         ------
                            -----------             --------         ------

     * Less than 1%

Notes To Table:

     (1) Includes 1,419,106 shares owned of record and beneficially by Kelley & Partners, Ltd., of which Messrs. Bonda and Williamson are General Partners.

     (2) Includes 11,961 shares which may be acquired pursuant to stock options exercisable within 60 days. Also includes 96,984 shares owned of record by Mr. Bonda as executor of his wife's estate.


     (3) Includes 6,105 shares which may be acquired pursuant to stock options exercisable within 60 days by Mr. Gilliatt. Also includes 2,928 shares owned of record and beneficially by Mr. Gilliatt's wife, with respect to which he disclaims beneficial ownership.

     (4) Includes 11,961 shares which may be acquired pursuant to stock options exercisable within 60 days. Also includes 6,359 shares owned of record and beneficially by Mr. Lanham's wife, with respect to which he disclaims beneficial ownership.

     (5) Includes 7,569 shares which may be acquired pursuant to stock options exercisable within 60 days. Also includes 3,762 shares owned of record and beneficially by Mr. Risk's wife, with respect to which he disclaims beneficial ownership.

     (6) Includes 11,961 shares which may be acquired pursuant to stock options exercisable within 60 days. Also includes 11,062 shares owned of record and beneficially by Mr. Williamson's wife, with respect to which he disclaims beneficial ownership.

     (7) Includes 49,557 shares which may be acquired pursuant to stock options exercisable within 60 days.

                              PLAN OF DISTRIBUTION

     Any Shares sold by the Directors will be sold from time to time in transactions effected by or through brokers at prevailing market prices. As of the date of this Prospectus, none of the Directors has any agreement with any broker or dealer with respect to the sale of the Shares. Brokers and dealers participating in the sale of the Shares may receive customary commissions or discounts for their services.


                                  LEGAL MATTERS

     Certain legal matters relating to the issuance of the Shares have been passed on for the Company by Ice Miller Donadio & Ryan, Indianapolis, Indiana.

                                 EFFECTIVE DATE

      This registration shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on behalf of Consoildated Products, Inc. by the undersigned, thereunto duly authorized in the City of Indianapolis, State of Indiana on September 17, 1997.

                                        CONSOLIDATED PRODUCTS, INC.

                                        By:/s/ James W. Bear
                                           ---------------------------------
                                            Senior Vice President, Treasurer
                                            and Chief Financial Officer



Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on September 17, 1997.


*/s/ E. W. Kelley                  Chairman and Director
------------------------------

*/s/ Alan B. Gilman                Chief Executive Officer, President and
------------------------------     Director

/s/ James W. Bear                  Senior Vice President and Treasurer
------------------------------     (Principal Financial Officer and Principal
                                   Accounting Officer)

*/s/ Gregory G. Fehr               Vice President and Controller
------------------------------

*/s/ S. Sue Aramian                Vice Chairwoman and Director
------------------------------

*/s/ Alva T. Bonda                 Director
------------------------------

*/s/ Neal Gilliatt                 Director
------------------------------

*/s/ Charles E. Lanham             Director
------------------------------

*/s/ J. Fred Risk                  Director
------------------------------

*/s/ John W. Ryan                  Director
------------------------------

*/s/ James Williamson, Jr.         Director
------------------------------



*By: /s/ James W. Bear
------------------------------
        Attorney-in-fact